Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Renaissance Learning, Inc. on Form S-8 of our reports dated January 17, 2003, relating to the consolidated financial statements of Renaissance Learning, Inc. as of and for the year ended December 31, 2002 (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002), appearing in the Annual Report on Form 10-K of Renaissance Learning, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Milwaukee, Wisconsin
April 16, 2003